EUROGAS, INC.
3098 South Highland Drive, Suite 323
Salt Lake City, UT 84106
Tel. No. 212-618-1274
Fax No. 212-618-1276

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON Monday, AUGUST 23, 2010

To the Shareholders of EuroGas, Inc.:

     NOTICE IS HEREBY GIVEN THAT in accordance with § 16-10a-703, Utah Code Ann., the Third Judicial District Court in and for Salt Lake County, State of Utah, has ordered a Special Meeting of the Shareholders (the “Special Meeting”) of EuroGas, Inc., a Utah corporation (hereinafter the “Company” or “EuroGas”). In order to raise additional and necessary equity capital, the purpose of such meeting is to amend the Company’s Articles of Incorporation to increase the number of common and preferred shares that can be issued. Such meeting will be held at the LAW OFFICES OF MABEY & COOMBS, L.C., 3098 South Highland Drive, Suite 323, Salt Lake City, Utah 84106 on Monday, August 23, 2010, at 10:00 o’clock a.m., local time, for the following purposes:

     1. To consider and act upon the following proposals requiring amendment to the Company’s existing Articles of Incorporation: (a) to increase the authorized amount of common capital stock that the Company can issue from 325 million shares to a total of 650 million shares; and (b) to increase the authorized preferred stock that the Company can issue from 5 million shares to 10 million shares, leaving the par value per share of both classes of stock the same.

     2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     In accordance with Utah law and the Order of the court authorizing the special shareholders’ meeting, the Company has fixed June 1, 2010, as the Record Date for the determination of shareholders entitled to notice of, and to vote at the Special Meeting or any adjournments or postponements thereof (the “Record Date”). Shares of common and preferred stock can be voted at the meeting only if the record owner is present at the meeting in person or by valid proxy, a proxy that the record owner must prepare and submit on his or her own in accordance with Utah law. WE ARE NOT SOLITICITNG PROXIES IN CONNECTION WITH THE SPECIAL MEETING. If you have any questions concerning the shares you own or hold, please contact the Company’s stock transfer agent, which is Interwest Transfer Company, 1981 Murray Holladay Road, Suite 100, Salt Lake City, UT 84117, Phone: (801)272-9294, Fax: (801)277-3147.

All shareholders are cordially invited to attend.

BY ORDER OF THE BOARD OF DIRECTORS

Salt Lake City, Utah
August 5, 2010